Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 3, 2017, relating to the consolidated financial statements of Urban Outfitters, Inc. and subsidiaries and the effectiveness of Urban Outfitters, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Urban Outfitters, Inc. and subsidiaries for the year ended January 31, 2017.

/S/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

July 14, 2017